Exhibit 99.1

Marlon Nurse, VP - Investor Relations Jeffrey Myhre, VP - Editorial
Seven Penn Plaza  ▪  New York, NY 10001  ▪  212-564-4700  ▪  FAX 212-244-3075  ▪  www.plrinvest.com  ▪  plrmail@plrinvest.com

NATIONAL INVESTMENT MANAGERS INCORPORATED
Steven J. Ross, CEO
(614) 923-8822

FOR IMMEDIATE RELEASE

NATIONAL INVESTMENT MANAGERS INC. ACQUIRES
PENSION TECHNICAL SERVICES, INC.

Pension Technical Services (dba Reptech) Adds Approximately $600 Million to NIVM’s Assets under Administration

Transaction Establishes Presence in Denver

DUBLIN, OH, September 30, 2008 -- National Investment Managers Inc. (OTC BB: NIVM), a nationally-operated and regionally-based retirement plan administration and investment management company, announced today that it has closed on the acquisition of Pension Technical Services, Inc. (dba Reptech Corp), based in Denver, Colorado. Reptech serves more than 540 small and mid-size companies in the Southwest, and is a nationally recognized third party administration firm providing retirement plan design, administration, and consulting services for qualified retirement plans. The acquisition was valued at approximately $3.5 million. The transaction will add approximately $600 million to NIVM’s assets under administration, which currently exceed $11 billion. With the addition of Reptech, NIVM now has operations in 15 states.

Steven Ross, CEO of National Investment Managers, said, “We are excited to add Reptech to the National Investment Managers network. Over the past 29 years, Reptech has become one of the preeminent pension consulting firms in the country. Its founders, Ralph and Eileen Shaw, have been recognized as leaders in the retirement services industry. Reptech provides an entry point to a targeted market for NIM, and brings a client base and professional staff around which to build a dominant Southwestern US regional presence. We are very deliberate in the selection of platform businesses to anchor our entry into targeted markets, and Reptech brings all of the attributes essential for success: strong management, outstanding service, extraordinary expertise and a track record of growth and profitability”

John Davis, President and Chief Operating Officer of National Investment Managers added, “Reptech is the ideal platform for NIM in Colorado. Its quality of service and consulting expertise have driven exceptional growth and earnings. The Shaws have built a dynamic and highly respected business that fits perfectly with our national network. Under their management, Reptech has outpaced industry norms for both annual growth and profitability. Complemented by the expertise we have already assembled in key markets around the country, the Reptech team will now be able to offer area clients additional services and technology. We expect to see strong annual growth from this acquisition, and, by utilizing Reptech as a platform, we anticipate building a significant regional presence.”

Ralph Shaw, President of Reptech, said, “We are very pleased to join the National Investment Managers organization. The quality and reputation of the NIM operations is unparalleled, and we are proud and excited to take this step. NIM’s commitment to its employees and customers echoed ours, and the opportunity to be part of the exceptional national retirement services business NIM has created was compelling. We are looking forward to driving continued growth and an expanded regional reach through the additional resources and expertise that we can now offer.”

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Ross concluded, “Acquisitions such as Reptech complement our existing operations and contribute immediately to our strong results. This is our fifth acquisition in 2008, and the first since we posted record results for the second quarter of 2008. Building on the continued solid organic growth from existing operations, we will continue to acquire best in class third party administrator firms in key national markets.”

About National Investment Managers Inc.
National Investment Managers Inc. is a holding company and a consolidator of pension plan administration, investment management and insurance businesses. Its strategy includes a custom-tailored acquisition formula for each acquired business, which allows local and regional entities to retain their autonomy while benefiting from the reach that a national presence offers. In addition, the Company’s approach offers entrepreneurs in these businesses an exit strategy suited to their specific needs. National Investment Managers targets businesses with stable cash flows and high operating margins to ensure successful integration of operations once a sale is concluded. Acquired companies continue to operate under their own brands, usually with minimal staff turnover to ensure that relationships of many years’ standing are not disrupted. At the same time, these formerly small businesses can cross-sell related financial services under the National Investment Managers umbrella and enjoy administrative and other support from around the country.

The member firms of National Investment Managers provide pension administration services, retirement planning, defined benefit services, asset preservation, general insurance and asset management services. Wholly-owned subsidiaries of National Investment Managers are based in Anchorage, AK; Marina Del Rey, CA; Denver, CO; Southington, CT Jacksonville, FL; Orlando, FL; Baltimore, MD; North Attleboro, MA; Cherry Hill, NJ; Haddonfield, NJ; New York City, NY; White Plains, NY; Bend, OR; Portland, OR; Harrisburg, PA; Horsham, PA; Wayne, PA; Providence, RI; Houston, TX; and Seattle, WA. NIVM’s corporate headquarters are located in Dublin, OH.

Note: This press release contains statements that are considered forward-looking under the Private Securities Litigation Reform Act of 1995, including statements about the Company’s future prospects. They are based on the Company’s current expectations and are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include whether the Company is able to raise capital, identify and complete acquisitions, integrate the acquired businesses, improve upon the operations of the acquired business units and generate cash and profits. Further information about these and other relevant risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

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